BlackRock Municipal Income Quality Trust (the “Registrant”)

77(I)

Terms of new or amended securities

A copy of an amendment to the Statement of Preferences of the Registrant’s Series W-7 Variable Rate Muni Term Preferred Shares is attached under sub-item 77Q1(a).